Exhibit 99.1

Savoy Resources Corp. Announces the Appointment of Mr. Zhengli Ge and Mr. Daniel Mckinney to the Board of Directors and a Private Placement

    DENVER--(BUSINESS WIRE)--Aug. 17, 2004--Savoy Resources Corp.
(OTCBB:SVYR)

    Savoy Appoints New Directors

    Mr. Zhengli (Charles) Ge is a Senior Geological Engineer and serves as the President and Chief Executive officer of the First Institute of Geology and Exploration of Heilongjiang Province, Savoy's joint venture partner in China. Under his leadership, the First Institute has held a top-ranked position for mineral discoveries, government grants and funding. He and his management team have established efficient and thorough management procedures for project proposal development, project investigation and verification, production and quality control and profit analysis.
    Mr. Ge states: "I am pleased to join the board of Savoy Resources. China is a fast-growing country demanding mineral supplies which give the Joint Venture of Savoy Resources and the First Institute a great opportunity in our industry. Together we can explore and develop our province."
    Daniel S. Mckinney has extensive experience in business throughout Asia. Mr. Mckinney is an investment banker and entrepreneur, who has established numerous businesses over the last two decades including Asia Properties, Inc., a Bangkok-based real estate development company; Mckinney International, a Hong Kong-based gemstone and jewelry company; Wynmere Ltd., Thailand, a direct selling jewelry company; and Cement Services, Ltd., a construction company, also based in Bangkok. In 1982 he founded the Hong Kong Gem & Jewelry show, and in 1989, he established Coldway Ltd., an investment banking firm. Also in the early 1980s, Mr. Mckinney financed the geological surveys that led to the eventual discovery of one of the most prolific gold mines in Thailand. The mine was eventually taken over by BHP. Mr. Mckinney graduated from Hong Kong International School in 1979. He speaks Cantonese, Thai, Portuguese and Malay.
    Mr. Mckinney stated he was ready to help build another company.

    Savoy Private Placement

    The terms of the original private placement agreement announced July 23, 2004, have been changed. The replacement private placement is comprised of 3,750,000 units with each unit consisting of one share of common stock at a price of $0.08 per share and one warrant at a price of $0.20 for a period of two years. Funds will be used to make the first instalment of Savoy's contribution to our joint venture with the First Institute of Geology and Exploration of Heilongjiang Province, China.

    Savoy Holds Extensive Mining Rights in China

    Through the joint venture agreement with the First Institute, Savoy holds mineral rights for the exploration and development of an area almost twice the size of Texas and California combined.
    The joint venture agreement provides Savoy with the right of first refusal to explore and develop any mineral property in the entire province. Savoy also has been given complete access to a geological database, developed over the past 50 years, that identifies precious and base metals, diamonds and other natural resources. The database includes comprehensive geological, geochemical, geophysical and drilling results data, as well as pre-feasibility and feasibility studies for mining on identified properties for the entire region. To date, the First Institute has reported the discovery of 120 deposits with 48 types of minerals including high-grade gold, silver, copper, iron, coal and diamonds.

    /s/ Robert Slavik
    Robert Slavik, President, CEO and Director
    On Behalf of the Board of Directors
    Savoy Resources Corp.

    Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    For more information regarding Savoy, please contact the Company at info@savoyresources.com or in North America, call toll-free
800-507-2869.

    CONTACT: Savoy Resources Corp.
             Therese Ramond, 800-507-2869